Rule 424(b)(3)

                              PROSPECTUS SUPPLEMENT

                       (TO PROSPECTUS DATED JUNE 24, 2003)



          FILED PURSUANT TO RULE 424(B)(3) OF THE RULES AND REGULATIONS

                        UNDER THE SECURITIES ACT OF 1933

                           REGISTRATION NO. 333-90992



                            VON HOFFMANN CORPORATION

                          10 1/4% SENIOR NOTES DUE 2009

                    10 ?% SENIOR SUBORDINATED NOTES DUE 2007



                           VON HOFFMANN HOLDINGS INC.

                13 1/2% SUBORDINATED EXCHANGE DEBENTURES DUE 2009

 -------------------------------------------------------------------------------

                               RECENT DEVELOPMENTS

THIS PROSPECTUS SUPPLEMENT CONTAINS THE FORM 8-K CURRENT REPORT OF VON HOFFMANN CORPORATION AND EXHIBIT 99.1 THERETO FILED WITH THE SEC ON SEPTEMBER 9, 2003. THE INFORMATION CONTAINED ON OUR WEBSITE IS NOT INCLUDED AS PART OF, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS SUPPLEMENT.

 -------------------------------------------------------------------------------

THIS PROSPECTUS SUPPLEMENT, TOGETHER WITH THE PROSPECTUS AND ANY OTHER RELATED PROSPECTUS SUPPLEMENTS, IS TO BE USED BY CREDIT SUISSE FIRST BOSTON CORPORATION IN CONNECTION WITH OFFERS AND SALES OF THE NOTES AND DEBENTURES IN MARKET-MAKING TRANSACTIONS AT NEGOTIATED PRICES RELATED TO PREVAILING MARKET PRICES AT THE TIME OF SALE.



CREDIT SUISSE FIRST BOSTON CORPORATION MAY ACT AS PRINCIPAL OR AGENT IN SUCH TRANSACTIONS.

SEPTEMBER 22, 2003

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    --------

                                    FORM 8-K
                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                    --------


       Date of Report (Date of Earliest Event Reported): September 8, 2003


                            VON HOFFMANN CORPORATION
              -----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


                                    DELAWARE
                  ---------------------------------------------
                 (State or Other Jurisdiction of Incorporation)


                333-90992                           43-0633003
          -----------------------         -----------------------------------
         (Commission File Number)        (I.R.S. Employer Identification No.)

           1000 CAMERA AVENUE
          ST. LOUIS, MISSOURI                          63126
   ---------------------------------------             -----
  (Address of Principal Executive Offices)          (Zip Code)

                                 (314) 966-0909
              (Registrant's Telephone Number, Including Area Code)



                                       N/A
           -----------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

================================================================================

ITEM 5.  OTHER EVENTS.
--------------------------------------------------------------------------------

           On September 5 2003, Von Hoffmann Corporation, a wholly-owned subsidiary of Von Hoffmann Holdings, Inc., executed a stock purchase agreement (the "Stock Purchase Agreement") to purchase all of the outstanding capital stock of The Lehigh Press, Inc., for cash consideration of approximately $110 million, subject to certain adjustments. The Stock Purchase Agreement is attached hereto as Exhibit 2.1. The press releases announcing the purchase are filed herewith as Exhibit 99.1.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

             Exhibit No.                       Exhibit
             -----------                       -------

               2.1 Stock Purchase Agreement, dated as of September 5, 2003, by and among Von Hoffmann Corporation, as Buyer, The Lehigh Press, Inc., and each of John D. DePaul, Raymond A. Frick, Jr., Barbara A. DePaul, as trustee, and John R. DePaul, as the Sellers.

               99.1           Press Releases dated September 8, 2003.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 8, 2003




                                      VON HOFFMANN CORPORATION





                                      By:  /s/ Robert S. Mathews
                                         ---------------------------------------
                                         Name:  Robert S. Mathews
                                         Title: President and Chief Executive
                                                Officer

                                  EXHIBIT INDEX

         Exhibit No.                           Exhibit
         -----------                           -------

           2.1 Stock Purchase Agreement, dated as of September 5, 2003, by and among Von Hoffmann Corporation, as Buyer, The Lehigh Press, Inc., and each of John D. DePaul, Raymond A. Frick, Jr., Barbara A. DePaul, as trustee, and John R. DePaul, as Sellers.

           99.1               Press Releases dated September 8, 2003.

                                                                    Exhibit 99.1
                                  PRESS RELEASE

Investor Contact:                                     Media Contact:
Gary C. Wetzel                                        Michael H. Ford
Senior Vice President & Chief Financial Officer       Vice President of Sales & Marketing
Von Hoffmann Corporation                              Von Hoffmann Corporation
(314) 835-3317                                        314) 835-3373



For Immediate Release

      VON HOFFMANN CORPORATION ANNOUNCES ACQUISITION OF LEHIGH PRESS, INC.

ST. LOUIS, MISSOURI, SEPTEMBER 8, 2003 - VON HOFFMANN CORPORATION, a leading North American educational and commercial printer, today announced that it has signed a stock purchase agreement to acquire Lehigh Press, Inc. for approximately $110.0 million in cash, subject to certain adjustments.

Founded in 1924, Lehigh Press, Inc. is a leading book component and direct material printer. Lehigh's operating platform includes Lehigh Lithographers, which provides component printing and digital premedia services, and Lehigh Direct, which provides direct marketing services. For the year ended December 31, 2002, Lehigh Press, Inc. had net sales of $118.7 million.

"We are excited to be adding The Lehigh Press to our family of companies," said Robert Mathews, President and Chief Executive Officer of Von Hoffmann Corporation. "Von Hoffmann's acquisition of The Lehigh Press is an excellent match of similar traditions, business philosophies, and industry positions. Both companies possess world-class organizations and employees with complimentary capabilities and services that will continue to operate independently. The acquisition of The Lehigh Press is the result of listening to our client's needs to uniquely add value by investing to create tangible business solutions," said Mathews.

"The joining of the Lehigh Press with Von Hoffmann is a strong synergistic fit between two market leading companies that share a common culture of providing superior value to our customers" said Raymond A. Frick, CEO and President of The Lehigh Press, Inc. "While Lehigh will continue to operate separately and provide services to our customers independently just as we have done in the past, by joining with Von Hoffmann we are enthusiastic about the expanded growth opportunities that this acquisition creates," said Frick. Raymond Frick, and the Lehigh Direct Management Team will continue to lead Lehigh Direct after the acquisition in achieving their goals of further growth and expansion.

The acquisition fits with Von Hoffmann's strategy to increase product offerings to its customer base and to provide increased capabilities, ranging from design and prepress through manufacturing, fulfillment and distribution.

As part of the transaction DLJ Merchant Banking Partners II L.P., a CSFB Private Equity fund, has committed to invest $20.0 million in Von Hoffmann Holdings Inc. to be used for general corporate purposes, including the repurchase of existing indebtedness. "We are excited about the continued support of DLJ Merchant Banking through this equity investment," Mathews added.

The transaction is expected to close within 60 days.

Von Hoffmann Corporation is a leading North American manufacturer of printed products for the educational and commercial markets. From design and prepress through manufacturing and distribution and fulfillment, Von Hoffmann is committed to offering its core customers in the instructional materials markets and in the commercial market sector a full range of products and services. Von Hoffmann is headquartered in St. Louis, Missouri. For more information, visit www.vonhoffmann.com.

Certain statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect current expectations concerning future events and results. The Company generally uses the words "believes," "expects," "intends," "plans," "anticipates," "likely," "will" and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning the Company's expectations, involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company's control and, which may cause the Company's actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. In evaluating such statements as well as the future prospects of the Company, refer to the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission for a complete description of such factors.

                                  PRESS RELEASE


INVESTOR CONTACT:                                             MEDIA CONTACT:
Gary C. Wetzel                                                Michael H. Ford
Senior Vice President & Chief Financial Officer               Vice President of Sales & Marketing
Von Hoffmann Corporation                                      Von Hoffmann Corporation
(314) 835-3317                                                (314) 835-3373
For Immediate Release


VON HOFFMANN CORPORATION ANNOUNCES ACQUISITION OF THE LEHIGH PRESS

ACQUISITION WILL SOLIDIFY LEADERSHIP POSITION AS FULL SERVICE PROVIDER

ST. LOUIS, MISSOURI, SEPTEMBER 8, 2003 - VON HOFFMANN CORPORATION, a preeminent North American educational and commercial printer, today announced that it has signed an agreement to acquire The Lehigh Press, Inc. This agreement is expected to close in the next 60 days. Founded in 1924, The Lehigh Press has been a consistent innovator in the graphic arts industry specializing in book components, digital pre-press and direct response printed materials.

Lehigh's operating platform includes Lehigh Lithographers, which holds a premier market position in the manufacture of high quality book components and digital pre-media services as well as Lehigh Direct, a commercial sector leader in direct marketing printing of highly personalized products and list services. The Lehigh Press, Inc. has approximately 450 employees and operates three manufacturing facilities in Pennsauken, New Jersey, Elk Grove Village, Illinois and Broadview, Illinois. The Lehigh Press total sales are expected to exceed $125 million in 2003.

"We are excited to be adding The Lehigh Press to our family of companies," said Robert Mathews, President and Chief Executive Officer of Von Hoffmann Corporation. "Von Hoffmann's acquisition of The Lehigh Press is an excellent match of similar traditions, business philosophies, and industry positions. Both companies possess world-class organizations and employees with complimentary capabilities and services that will continue to operate independently. The acquisition of The Lehigh Press is the result of listening to our client's needs to uniquely add value by investing to create tangible business solutions," said Mathews.

"The joining of the Lehigh Press with Von Hoffmann is a strong synergistic fit between two market leading companies that share a common culture of providing superior value to our customers" said Raymond A. Frick, CEO and President of The Lehigh Press, Inc. "While Lehigh will continue to operate separately and provide services to our customers independently just as we have done in the past, by joining with Von Hoffmann we are enthusiastic about the expanded growth opportunities that this acquisition creates," said Frick. Raymond Frick, and the Lehigh Direct Management Team will continue to lead Lehigh Direct after the acquisition in achieving their goals of further growth and expansion.

"By combining these two companies we are continuing to expand our mutually strong market positions within the educational and trade marketplace," said John
R. DePaul who will assume the position of Senior Vice President Educational Sales Von Hoffmann and President Lehigh Lithographers. "We also become a key element of the Von Hoffmann full service solution that our customers have continued to demand," said DePaul.

"Uniting these two financially strong organizations will create clear value for our customers, investors, and employees," said Gary Wetzel, Senior Vice President and Chief Financial Officer of Von Hoffmann Corporation. "This is a next step in our continuing process of creating a business model with an unparalleled set of print management services and solutions. The net effect of this acquisition is that we have a compelling value proposition, unique to the marketplace, which we anticipate will enable attractive growth going forward. The combined entities will have annual sales of over $500 million," said Wetzel.

About the Company

Von Hoffmann Corporation is a leading North American manufacturer of printed products for the educational and commercial markets. Von Hoffmann is headquartered in St. Louis, Missouri. For over 90 years, the Von Hoffmann name has been synonymous with outstanding quality in printing and print related services. With over 2,000 employees and eight facilities throughout the United States, Von Hoffmann is committed to offering its core customers a full range of products and services from design and prepress through manufacturing and distribution and fulfillment. For more information, visit www.vonhoffmann.com.